Exhibit 10.13.1

EXHIBIT A

TRANSENTERIX, INC.

AMENDED AND RESTATED INCENTIVE COMPENSATION PLAN

OPTIONS - ADDENDUM

FRANCE

The Committee has determined that it is necessary and advisable to establish a sub-plan for the purpose of permitting options to qualify for the French specific tax and social security treatment. Therefore, options granted under the Amended and Restated Incentive Compensation Plan (the Plan”) by TransEnterix, Inc. (the “Company”) to employees who are French tax residents and/or subject to the French social security regime on a mandatory basis on the Grant Date (the “French Participants”) of its Related Entities may be granted under the terms of this Addendum as follows:

1.	Definitions:

Capitalized terms not otherwise defined herein shall have the same meanings as set forth in the Plan and in the Option Agreement. In the event of a conflict between the terms and conditions of the Plan, this Addendum and the Option Agreement, the terms and conditions of the Plan shall prevail except for the following additional terms that shall be defined as follows:

•	Grant Date: the term “Grant Date” shall be the date on which the Board or the Committee (i) designates the French Participant(s), (ii) sets up the Exercise Price of the options, and (iii) specifies the terms and conditions of the options.

•	Related Entities: the term “Related Entities” means the companies within the meaning of Article L. 225-197-2 of the French Commercial Code or any provision substituted for same.

2.	Specific conditions laid down under this Addendum:

1)	Notwithstanding any other provision of the Plan, options granted to any Participant who is a consultant, an “Administrateur,” or a member of the “Conseil de Surveillance,” as these terms are defined in French Corporate law, and who does not have a work contract with the Company or its Related Companies will be deemed to have not been granted an option pursuant to this Addendum.

2)	Notwithstanding any other provision of the Plan, the number of options offered through the Plan cannot exceed one third of the capital of the Company. This limit is reduced to 10% of the company capital if the options are granted over treasury shares.

3)	Notwithstanding any other provision of the Plan, no option can be granted to a French Participant who holds directly or indirectly more than ten percent (10%) of the Company’s share capital.

4)	Notwithstanding any other provision of the Plan, any option with an Exercise Price on the Grant Date of the option that is less than 80% of the average of the market value of the underlying share during the twenty (20) trading days (using opening quotation) preceding the Grant Date shall be deemed to have not been granted under this Addendum. In addition, with respect to options to purchase existing shares, any option with an Exercise Price that is less than 80% of the average price paid by the Company to buy back the Shares it holds as at Grant Date shall be deemed to have not been granted under this Addendum.

5)	Notwithstanding any other provision of the Plan, options cannot be granted before the end of a period of twenty (20) stock exchange sessions after the date on which Shares are traded without dividend rights or capital increase subscription rights (“détachement du coupon”).

6)	Notwithstanding any other provision of the Plan, no options can be granted during the ten (10) stock exchange sessions preceding or following the publication of the annual financial consolidated account or the annual financial statement.

7)	Notwithstanding any other provision of the Plan, no options can be granted during the period starting the date the corporate management of the company is aware of information the publication of which could have a substantial consequence on the Fair Market Value of the Shares and ending ten (10) stock exchange sessions after the publication of this information.

8)	Notwithstanding any other provision of the Plan, the Exercise Price of an option shall be adjusted only upon the occurrence of the events under section L.225-181 of the French Commercial Code. Any reduction by the Company, to the Exercise Price of an outstanding and unexercised option previously issued under this Addendum, to the current Fair Market Value of the underlying Shares shall be deemed to not have been an option granted under this Addendum.

9)	Notwithstanding any other provision of the Plan, in the event of the death of a French Participant, the heirs of such French Participant shall have a six (6)-month period from the date of such French Participant’s death, to exercise all or part of the options held by such French Participant on the day of his death regardless of whether or not they are vested. As a consequence, all the options held by such French Participant which have not yet been exercised by his/her heirs upon the expiration of the aforementioned six (6)-month period, shall be definitively and automatically forfeited.

10)	Notwithstanding any other provision of the Plan and, except in the case of death of the French Participant, the options are non-transferable.

11)	Notwithstanding any other provision of the Plan, it is intended that the options granted under this Addendum shall qualify for the special tax and social security treatment applicable to stock options according to Sections L. 225-177 to L. 225-186-1 of the French Commercial Code and in accordance with the relevant provisions set forth by French income tax and social security laws, but no undertaking is made to maintain such status.

The terms of the options granted to French Participants in accordance with this Addendum shall be interpreted accordingly and in accordance with the relevant provisions set forth by French income tax and social security laws, as well as the relevant administrative guidelines and subject to the fulfillment of any applicable legal, tax and reporting obligations, if applicable.

This Addendum is adopted and is effective as of October 26, 2015.

TRANSENTERIX, INC.

AMENDED AND RESTATED INCENTIVE COMPENSATION PLAN

RESTRICTED STOCK UNITS (RSU) - ADDENDUM

FRANCE

The Committee has determined that it is necessary and advisable to establish a sub-plan for the purpose of permitting Restricted Stock Units (“RSU”) to qualify for the French specific tax and social security treatment applicable to free share awards granted in accordance with Articles L.225-197-1 to L.225-197-6 of the French Commercial Code.

Therefore, RSU granted under the Amended and Restated Incentive Compensation Plan (the Plan”) by TransEnterix, Inc. (the “Company”) to employees who are French tax residents and/or subject to the French social security regime on a mandatory basis on the Grant Date (the “French Participants”) of its Related Entities may be granted under the terms of this Addendum as follows:

1.	Definitions:

Capitalized terms not otherwise defined herein shall have the same meanings as set forth in the Plan and in the Agreement. In the event of a conflict between the terms and conditions of the Plan, this Addendum and the Agreement, the terms and conditions of the Plan shall prevail except for the following additional terms that shall be defined as follows:

•	“Closed Period” means (i) ten quotation days preceding and three quotation days following the disclosure to the public of the consolidated financial statements or annual statement of the Company; or (ii) the period as from the date the corporate management possesses material information which could, if disclosed to the public, significantly impact the quotation of the Shares of the Company, until ten quotation days after the day such information is disclosed to the public.

•	“Disability” means disability as determined in categories 2 and 3 under Article 341-4 of the French Social Security Code.

•	“First Vesting Date” shall mean the date the first one-third of the RSU become non-forfeitable and converted into Shares as provided for in the Agreement.

•	“Grant Date” shall be the date on which the Committee (i) designates the French Participants; and (ii) specifies the terms and conditions of the RSU, including the number of Shares to be transferred at a future date, the Vesting Period, the Holding Period, the conditions for the delivery of the Shares underlying the RSU by the Company, if any, and the conditions for the disposal of the Shares, if any.

•	“Holding Period” shall mean the period of at least two years following the First/Second/Third Vesting Dates during which the Shares cannot be sold or transferred.

•	“Related Companies” means the companies within the meaning of Article L. 225-197-2 of the French Commercial Code or any provision substituted for same.

•	“RSU” shall mean a promise by the Company to transfer Shares to a French Participant, at a future date, for free as long as the French Participant fulfills the conditions as provided for in the Agreement. The French Participants are not entitled to any dividend or voting rights until the Shares are transferred to the French Participant.

•	“Second Vesting Date” shall mean the date the second one-third of the RSU become non-forfeitable and converted into Shares as provided for in the Agreement.

•	“Third Vesting Date” shall mean the date the last one-third of the RSU become non-forfeitable and converted into Shares as provided for in the Agreement.

•	“Vesting Date” shall mean the date the RSU become non-forfeitable and converted into Shares. The vesting schedule is provided for in the Agreement and may be composed of a First Vesting Date, a Second Vesting Date or a Third Vesting Date. To qualify for the French special tax and social security regime, such First Vesting Date shall not occur prior to the second anniversary of the Grant Date.

2.	Specific conditions laid down under this Addendum:

1) This Addendum shall be applicable to French Employees and corporate officers (e.g., Président du Conseil d’Administration, Directeur Général, Directeur Général Délégué, Membre du Directoire, Gérant de sociétés, Président de sociétés par actions) of a Related Company and who is a French tax resident and/or subject to the French social security regime on a mandatory basis at the time of the grant (the “French Participants”).

2) RSU may be granted only to French Participants who hold less than ten percent (10%) of the outstanding Shares of the Company at the Grant Date, being specified that a grant cannot entitle a French Participant to hold more than ten percent (10%) of the share capital of the Company.

3) The First Vesting Date, the Second Vesting Date and the Third Vesting Date shall not occur prior to the expiration of a period of at least two years calculated from the Grant Date. However, notwithstanding the above, in the event of the death or Disability of a French Participant, all of his or her outstanding RSU shall vest as set forth in Section 8 and in Section 9 below.

4) The Shares are automatically transferred to the French Participant upon Vesting Date. The Shares transferred to a French Participant shall be recorded in the name of the French Participant in an account with the Company or a broker, or in such other manner as the Company may otherwise determine, to ensure compliance with applicable restrictions provided under French tax law.

5) Unless and until such time as Shares are transferred to the French Participant, the French Participant shall have no ownership of the Shares allocated to the RSU and shall have no right to vote and to receive dividends, if applicable, subject to the terms, conditions and restrictions described in the Plan, in the Agreement and herein.

6) The Shares shall not be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of until the end of the Holding Period. This Holding Period applies even if the French Participant is no longer an employee or corporate officer of a Related Entity in France, except as provided for in Section 8, in Section 9 and in Section 10 below. As from the end of each Holding Period (the release Date), the corresponding Shares shall be freely transferable, subject to applicable legal and regulatory provisions in force. In addition, the Shares allocated under this Addendum may not be sold or transferred during Closed Periods.

7) Notwithstanding any provision in the Plan to the contrary and, except in the case of French Participant’s death, the RSU are not transferable.

8) In the event of the death of a French Participant, all RSU held by the French Participant at the time of death shall become immediately transferable to the French Participant’s heirs. The Company shall transfer the underlying Shares to the French Participant’s heirs, at their request, provided such request occurs within six months following the death. Notwithstanding the foregoing, the French Participant’s heirs are not subject to the restriction on the sale of shares set forth in Section 6 above.

9) In the event of the Disability of a French Participant, all RSU held by the French Participant at the time of termination due to the Disability become vested in full. In addition, the French Participant is no longer subject to the restriction on the sale of Shares set forth in Section 6 above.

10) In the event the French Participant is no longer a French tax resident and is no longer affiliated to the French social security regime on a mandatory basis at Vesting Date, the Holding Period as provided for in this Addendum should not apply.

11) It is intended that the RSU granted under this Addendum shall qualify for the special tax and social security treatment applicable to free shares granted under Sections L. 225-197-1 to L. 225-197-6 of the French Commercial Code and in accordance with the relevant provisions set forth by French tax and social security laws, but no undertaking is made to maintain such status.

The terms of the RSU granted to French Participants shall be interpreted accordingly and in accordance with the relevant provisions set forth by French tax and social security laws, as well as the relevant administrative guidelines and subject to the fulfillment of any applicable legal, tax and reporting obligations, if applicable.

This Addendum is adopted and is effective as of October 26, 2015.